UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2011

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 939-0230
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Items.

On December 12, 2011, LiveDeal, Inc. (the “Company”) completed an equity financing with five unaffiliated investors for an aggregate cash purchase price of $2.0 million.  The Company issued a total of 1,612,899 new shares of its common stock in connection with the transaction at a price of $1.24 per share, which was equal to the closing bid price of the common stock as reported on the NASDAQ Capital Market on the date of the transaction.  As of December 12, 2011, the Company had 725,479 shares of common stock outstanding, which had a book value per share equal to approximately $1.04 based on the Company’s unaudited stockholders’ equity as of September 30, 2011.  After giving pro forma effect to the transaction, the Company had 2,338,378 shares of common stock issued and outstanding on September 30, 2011, with a book value per share equal to approximately $1.18 based on the Company’s pro forma unaudited stockholders’ equity as of September 30, 2011 giving effect to the equity financing.  As a result of the foregoing, the Company believes that, as of September 30, 2011, after giving pro forma effect to the equity financing, its stockholders’ equity exceeds the NASDAQ requirement of $2.5 million for continued listing on The NASDAQ Capital Market.

Below is a balance sheet evidencing stockholders’ equity of $2,752,560, on a pro forma basis, as of September 30, 2011, as a result of the financing:

LiveDeal, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheets

	Unaudited	Adjustment		Proforma
Assets
Cash	$244,469	$2,000,000	(1)	$2,244,469
Accounts Receivable, net	654,856			654,856
Prepaid Expenses	118,323			118,323

Total current assets	$1,017,648	$2,000,000		$3,017,648

Accounts Receivable, long term, net	$371,438			$371,438
Property & equipment, net	171,201			171,201
Deposits & other assets	31,007			31,007
Intangible assets, net	1,222,335			1,222,335

Total Assets	$2,813,629	$2,000,000		$4,813,629

Liabilities & Stockholders' Equity
Liabilities
Accounts Payable	$610,912			$610,912
Accrued Liabilities	413,165			413,165
Notes Payable to Everest Group	1,000,000			1,000,000
Current portion of capital leases	36,992			36,992

Total Current liabilities	$2,061,069	$0		$2,061,069

Long term portion of capital leases	0			0

Total liabilities	$2,061,069	$0		$2,061,069

Stockholders' Equity
Preferred Stock	$10,866			$10,866
Common Stock	698	816	(1)	1,514
Treasury Stock	(70,923)			(70,923)
Paid in Capital	20,955,816	1,999,184	(1)	22,955,000
Accumulated deficit	(20,143,897)			(20,143,897)
Retained Earnings (Loss) current year	0			0

Total stockholders' equity	$752,560	$2,000,000		$2,752,560

Total liabilities & stockholders' equity	$2,813,629	$2,000,000		$4,813,629

(1) The pro forma adjustment reflects cash proceeds of $2,000,000 received in a financing transaction on December 12, 2011.

As previously announced, on October 19, 2011, the Company received notice that the NASDAQ Listing Qualifications Panel (the “Panel”) had determined to grant the Company’s request for continued listing on The NASDAQ Capital Market, subject to, among other things, the Company’s demonstration of compliance with the applicable minimum stockholders’ equity requirement of $2.5 million by November 30, 2011.  Pursuant to the Company’s request, the Panel subsequently granted the Company an extension within which to evidence compliance with the terms of the Panel’s decision, through December 12, 2011.  The Company has submitted projections evidencing its anticipated continued compliance with NASDAQ’s minimum stockholders’ equity requirement for the Panel’s review and, along with the balance sheet contained herein evidencing stockholders’ equity in excess of $2.5 million, the Company believes it has demonstrated compliance with the terms of the Panel’s decision.  The Company is awaiting NASDAQ’s confirmation of its compliance status.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: December 12, 2011	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer